PETROTEQ'S BOARD MEMBERS HAVE UNANIMOUSLY INDICATED THEIR INTENTION TO TENDER THEIR SHARES TO VISTON UNITED SWISS AG UNDER THE VISTON TENDER OFFER.

SHERMAN OAKS, CA / January 26, 2022 / Petroteq Energy Inc. ("Petroteq" or the Company")(OTC:PQEFF), an oil company focused on the development and implementation of its proprietary oil-extraction and remediation technologies, announces that each of the directors serving on the board of directors of the Company has indicated an intention to tender their shares to 2869889 Ontario Inc. (the "Offeror"), an indirect wholly-owned subsidiary of Viston United Swiss AG ("Viston"), a Swiss company, under and pursuant to the terms of a tender offer by the Offeror (the "Viston Tender Offer") to purchase all of the issued and outstanding common stock of Petroteq.

In an earlier press release issued on January 6, 2022, the board of directors of Petroteq (the "Board") issued a notice to shareholders of Petroteq, recommending that shareholders tender their shares to the Offeror under the terms of the Viston Tender Offer.  Prior to issuing this recommendation to Petroteq's shareholders, the Board retained Haywood Securities, Inc, Vancouver, Canada, to act as an advisor to the Board and to provide an overall opinion as to the merits, value, and benefits that the Viston Tender Offer potentially provides to the Company's shareholders. In addition, Viston and the Offeror (or their ultimate parent entity) and Petroteq have separately made certain governmental filings with respect to the Viston Tender Offer, a process requiring a substantial expenditure of time and resources on the part of each party to the proposed transaction.

The Company has been cooperating with Viston and its Canadian and U.S. counsel, respectively, and, unless extended by Viston, the required minimum number of shares of Petroteq common stock must be tendered to Viston under the Viston Tender Offer, and other conditions set forth in the Viston Offer must be satisfied (or waived), no later than the "Expiry Time" (which is 5:00 p.m., Toronto (Canada) time, on February 7, 2022). Both the market and shareholders of the Company have been previously advised to review the Supplemental Offering Prospectus issued by the Company stating, "Shareholders should read carefully the reasons for this recommendation contained in the Supplement, together with the other information contained in the Supplement and the Director's Circular, including certain risks and uncertainties as described therein, before deciding whether or not they will deposit their Common Shares to the Viston Offer".

Petroteq's Board appreciates all the shareholder support and dedication over the years, meanwhile, the Company has been positioned to succeed based on its unique oil sands extraction technology that will be a significant asset in the future development of oil sands reserves across the globe.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation, and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

Additional Information

Petroteq has filed the Supplement with Canadian securities regulators and an amendment dated January 4, 2022 (the "Schedule 14D-9/A") to the Board's Solicitation/Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") with the United States Securities and Exchange Commission (the "SEC") which includes the Supplement as an exhibit. The Supplement and Schedule 14D-9/A, and any amendment thereto filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Viston Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

Reader Advisories

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company are intended to identify forward-looking information, including the timing of take-up of shares under the Viston Offer. Readers are cautioned that there is no certainty that the Company's business will be commercially viable to produce any portion of the resources. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: uncertainties regarding the Viston Offer; risks related to the sources of funds to be used by Viston in satisfying the Cash Consideration payable in respect of any Common Shares acquired under the Viston Offer; risks related to the ultimate control persons(s) of Viston; risks relating to the failure of Viston to obtain all necessary regulatory approvals in respect of the Viston Offer; the risk that the Viston Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Viston Offer; the risk that the conditions to the Viston Offer may not be satisfied or, to the extent permitted, waived; the risk that no compelling or superior proposals will emerge; operating results; uncertainties inherent in the estimation of resources, including whether, or the extent to which, any reserves will ever be attributed to the Company's properties; since the Company's extraction technology is proprietary, is not widely used in the industry, and has not been used in continuous commercial production, any determination or opinions by third party experts and evaluators that the Company's bitumen resources may be classified as resources potentially could be challenged by regulatory authorities; full scale commercial production may engender public opposition; the Company cannot be certain that its current bitumen resources will be economically recoverable; there is no assurance that Utah's School and Institutional Trust Land Administration will approve the recent assignment by Valkor, LLC to Petroteq's subsidiary, TMC Capital, LLC, of the Asphalt Ridge NW Leases in exchange for Petroteq's Temple Mountain Leases; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Company to raise capital; litigation; the commercial and economic viability of the Company's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Company or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Company to maintain its mineral lease holdings; potential failure of the Company's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; the Company's status and stage of development; sufficiency of funds; general economic, market and business conditions; volatility of commodity inputs; variations in foreign exchange rates and interest rates; hedging strategies; national or global financial crisis; the potential for management estimates and assumptions to be inaccurate; risks associated with establishing and maintaining systems of internal controls; any requirement to incur additional indebtedness; Petroteq defaulting on its obligations under its indebtedness; the ability of Petroteq to generate cash to service its indebtedness; risks related to COVID-19, including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION
Petroteq Energy Inc.
Vladimir Podlipsky
Interim Chief Executive Officer
Tel: (800) 979-1897

SOURCE: Petroteq Energy Inc

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Released January 26, 2022